Exhibit 99.1

News Release
CONTACTS:	Kevin F. Mahoney Vice President, Finance and Chief Financial Officer 401-335-8470
Integrated Corporate Relations James Palczynski 203-682-8200

FOR IMMEDIATE RELEASE

A.T. CROSS COMPANY ACQUIRES NATIVE EYEWEAR INC., THE ORIGINAL BRAND OF ALL SPORTS ALL POLARIZED EYEWEAR®

-- All-Cash Purchase Expected to be Immediately Accretive --

-- Diversifies Company's Rapidly Growing Sport-Optical Business --

Lincoln, RI - March 24, 2008 - A.T. Cross Company (AMEX: ATX) today announced that it has closed an all cash transaction to purchase Native Eyewear, Inc., a leading supplier of high-quality, branded, sport performance sunglasses and goggles. Native Eyewear, headquartered in Huntingdon Valley, Pennsylvania, is a designer and marketer of a branded line of All Sports All Polarized® sport performance sunglasses and goggles called "Native®," which are distributed throughout the United States under the Native Eyewear brand. Native's products are distributed through a wide range of specialty accounts, including highly respected outdoor retailers such as REI and Eastern Mountain Sports, as well as through L.L. Bean, Paragon Sports and Sports Chalet, to name a few. Native's eyewear products range in retail price points from $100 to $150.

Native will be operated as part of A.T. Cross' Optical Group Segment, which is currently comprised of the highly successful premium priced polarized Costa Del Mar brand, which Cross acquired in 2003. At that time, Costa had revenues of $11 million; in 2007, Costa's revenues had grown to $37 million. The acquisition of Native demonstrates the continued execution by A.T. Cross of its stated strategies, one of which is to acquire and operate multiple authentic sport performance sunglass brands and to manage each brand within the sports category where the brand has roots. Costa Del Mar's roots and authenticity are in the marine sports category; particularly salt and fresh water fishing, and it is now one of the most successful performance sunglass brands in this category. Native's roots are in the outdoor and mountain sports categories where it has been very successful in establishing an important niche.

Native was founded by Mr. Jason Wildman in 1998. Mr. Wildman developed the Native brand and its performance designed polarized sunglasses. The Native brand has developed a tremendously loyal customer base in its ten year history. Native's technologies, integrated into its frames and lenses, have been firsts in industry developments. Recently, Native introduced its first line of Interchangeable Polarized Snow Goggles, which are set to hit the retail stores in September of this year.

A. T. Cross purchased Native Eyewear for total consideration of $17.8 million in cash and the assumption of approximately $1 million of short-term debt. In 2007, Native had revenues of approximately $11 million. Additionally, Cross commented that the deal was expected to be immediately accretive to earnings per share and that, based on current business trends and including expected financing and closing costs, the deal would likely add approximately $0.07 earnings per share, after interest costs, for the full year 2009.

On March 24, 2008, A.T. Cross Company also entered into an amended secured credit facility which provides for borrowings of up to $35 million and expires in 2011.

Chas MacDonald, President of the Cross Optical Group and Costa Del Mar commented, "We are extremely pleased to add the Native brand and its very talented team to our Optical Segment. With a strong presence in the outdoor and mountain sports we believe this new partnership will allow the brand to grow in a dramatic fashion, similar to the exciting growth the Costa Del Mar brand has experienced since we acquired it in 2003. We are another strong step closer to our strategic goal of building a performance optical business that addresses the many categories of sport. Native's combination of strong distribution, proprietary technology, and attractive price points, coupled with its lifestyle marketing philosophy make it a seamless fit with our brand-building and business development strategy."

Jason Wildman, President and Chief Executive Officer of Native Eyewear commented, "We are very pleased to join the A.T. Cross organization. We believe that there is an excellent opportunity to expand our distribution and grow our brand and that the Cross organization will help us achieve those goals. The success they have had with Costa Del Mar shows us that they have a clear path to growth and the expertise necessary to fulfill our potential in the market."

Dave Whalen, President and Chief Executive Officer of A.T. Cross concluded, "We continue to execute against our stated strategies. As we incorporate Native into our family of brands and products, we believe that there is a great opportunity to leverage our operations and their market presence to create another strong business under the Cross umbrella. We believe that we have broadened our opportunity to create value for our shareholders and are energized to demonstrate the strength of the financial and operational platform we have built."

A.T. Cross will host a conference call at 8:30 a.m. ET on March 25, 2008. Parties interested in participating in the conference call may dial-in at (888) 254-3563, while international callers may dial-in at (913) 981-5549. The conference call will be webcast and can be accessed at www.cross.com or www.viavid.net. A recording of the conference call will be available until April 1, 2008 by dialing (888) 203-1112 or (719) 457-0820 for international callers, and entering the passcode of 2486339.

About A.T. Cross Company

Building on the rich tradition of its award-winning writing instruments and reputation for innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle. Cross products, including award-winning quality writing instruments, leather goods, timepieces, and business accessories and Costa Del Mar sunglasses, are distributed in retail and corporate gift channels worldwide. For more information, visit the A.T. Cross website at www.cross.com, the Costa Del Mar website at www.costadelmar.com and the Native Eyewear website at www.nativeeyewear.com.

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (including but not limited to statements relating to the Company's expected ability to grow Native at a rate similar to the growth rate that Costa Del Mar experienced and the ability of the Company to leverage its existing operations and infrastructure with Native's operations) In addition, words such as "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including but not limited to the Company's ability to leverage and integrate where desirable its corporate infrastructure and the optical Group's ability to focus on and grow a new brand, and are not guarantees since there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. The information contained in this document is as of March 24, 2008. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Additional discussion of factors that could cause actual results to differ materially from management's expectations is contained in the Company's filings under the Securities Exchange Act of 1934.